Exhibit 99.1

March 05, 2013 08:02 ET

Avaya Announces Results of Exchange Offer and Consent Solicitation

Avaya Inc. (the “Company” or “Avaya”) today announced the expiration of an offer to eligible holders to exchange any and all of Avaya’s outstanding 9.75% Senior Unsecured Notes due 2015 and 10.125%/10.875% Senior PIK Toggle Unsecured Notes due 2015 (collectively, the “Old Notes”) for a new series of 10.50% Senior Secured Notes due 2021 (the “New Notes”) as described below (the “Exchange Offer”), and solicitation of consents (the “Consents”) to certain proposed amendments to the indenture governing the Old Notes. The Exchange Offer, which commenced on February 1, 2013, expired in accordance with its terms at 11:59 p.m., New York City time, on March 4, 2013 (the “Expiration Date”).

Based on information provided by the exchange agent to Avaya, of the $700 million aggregate principal amount of 9.75% Senior Unsecured Notes due 2015 and the $833.781 million aggregate principal amount of 10.125%/10.875% Senior PIK Toggle Unsecured Notes due 2015 that was outstanding as of February 1, 2013, the commencement date of the Exchange Offer, $642,583,000 and $741,771,243, respectively, aggregate principal amount, or 90.26% of the total Old Notes outstanding as of such commencement date, have been validly tendered and not validly withdrawn as of the Expiration Date. On March 7, 2013, Avaya expects to deliver in exchange for the Old Notes tendered in the Exchange Offer, an aggregate principal amount of $1,384,354,243 of New Notes, plus accrued and unpaid interest on such Old Notes through March 6, 2013. Avaya also expects to pay additional aggregate cash consideration of $3,744,052.56 in respect of holders of $1,497,620,986 aggregate principal amount of Old Notes that validly delivered (and did not withdraw) their Consents prior to the Expiration Date.

New Notes will only be issued to holders of the Old Notes that have certified to Avaya in an eligibility letter as to certain matters, including their status as either (1) a “qualified institutional buyer” under Rule 144A under the Securities Act and an “accredited investor” under Rule 501(a) of Regulation D under the Securities Act, or (2) a person who is not a “U.S. person” as defined under Regulation S under the Securities Act (each, an “Eligible Holder”). Holders of Old Notes who were not Eligible Holders were able to provide their Consent via a separate Consent Solicitation Statement.

The New Notes have not been and will not be registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

This press release is for informational purposes only and does not constitute an offer to purchase, sell or the solicitation of an offer to purchase, or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the offering circular and related letter of transmittal, each dated February 1, 2013 (the “Offering Documents”). The Exchange Offer does not constitute an offer to purchase any Old Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or “blue sky” or other laws.

The Exchange Offer was made solely pursuant to the Offering Documents, which more fully set forth and govern the terms and conditions of the Exchange Offer.

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Contact:

Media Inquiries:

Marijke Shugrue

908-953-7643 (office)

mshugrue@avaya.com

Investor Inquiries:

Matthew Booher, 908-953-7500 (office)

mbooher@avaya.com